UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 3, 2005

Goody’s Family Clothing, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

0-19526 (Commission File Number)	62-0793974 (I.R.S. Employer Identification Number)

400 Goody’s Lane, Knoxville, Tennessee 37922
(Address of Principal Executive Offices) (Zip Code)

(865) 966-2000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Officers; Appointment of Principal Officers.

     On January 3, 2005, Goody’s Family Clothing, Inc. (the “Company”) issued a press release, regarding the election by the Board of Directors of Frederick J. Mershad to the position of President and Chief Merchandising Officer, effective immediately and included as Exhibit 99.1, which is incorporated herein by reference.

     Mr. Mershad, 61, has served since January 2004 as the owner of a retail consulting and executive search firm. Mr. Mershad previously served as Executive in Residence for the School of Business, MBA program, at The University of Dayton from April 2002 to December 2003. Prior to joining the University of Dayton, Mr. Mershad served in the following capacities with The Elder-Beerman Stores Corp.: Chairman, President and Chief Executive Officer from June 2000 to December 2001; Chairman and Chief Executive Officer from January 1998 to June 2000; President and Chief Executive Officer from January 1997 to December 1997. Elder-Beerman is a traditional department store chain headquartered in Dayton, Ohio with store locations primarily in the Midwestern states.

     The material terms of his employment are as follows:

•	A current base salary of $500,000 annually.

•	Eligibility to participate in the Company’s Short Term Management Incentive Plan with a target bonus of 75% of base salary.

•	A grant on January 3, 2005 of 100,000 option shares of the Company’s common stock, at an exercise price equal to the fair market value as of the close of business from the prior business day, and vesting in three equal annual installments over a three year period.

•	Severance equal to 12 months base pay in the event of termination without cause and a change of control provision which provides for 18 months base pay in the event of a change of control (as such term shall be defined in the employment agreement).

     An employment agreement is currently being negotiated.

Item 9.01. Financial Statements and Exhibits.

  (c) Exhibits:

     99.1 Press Release dated January 3, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Goody’s Family Clothing, Inc.
Date: January 7, 2005	By	/s/ Robert M. Goodfriend
Robert M. Goodfriend
Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
99.1	Press Release dated January 3, 2005